UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

           PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

                           Commission File No. 0-50621

                                 March 21, 2007
                                 --------------
                Date of report (Date of earliest event reported)

                              Maximum Awards, Inc.
                              --------------------
             (Exact name of registrant as specified in its charter)

        Nevada                                    86-0787790
-----------------------                     ---------------------------
(State of organization)                     (I.R.S. Employer Identification No.)

          326 Old Cleveland Road, Coorparoo Queensland 4151, Australia
          -------------------------------------------------------------
                    (Address of principal executive offices)

                                  61 738 312316
              (Registrant's telephone number, including area code)

Check whether the issuer (1) filed all reports required to be file by Section 13 or 15(d) of the Exchange Act during the past 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes [X]

1. Item 1.01 Entry into a Material Definitive Agreement:

On March 21, 2007, the Company announced the conversion of a Note in the amount of approximately $410,510 in their favor from Winterman Group Ltd. The Company converted the Note into common shares of the Company's common stock at the rate of $0.10 per share ($1.50 after the reverse split announced in October 2006). As a condition to the conversion of the Note, 1,000,000 series "A" preferred stock were returned to treasury by the Company's officer for no additional consideration.


Item 5.02 Departure of Directors or Officer; Election of Directors or Officers;

Pursuant to the term of the conversion of the note, Michael Sullivan resigned as a Member of the Board of Directors of the Company and Enzo Taddei was appointed as the Company's Chief Financial Officer and member of the Board of Directors of the Company.

Enzo Taddei holds degrees in economics from the University of Malaga, Spain, a degree in Business Administration from the University of Wales, UK, and a Master Degree in Taxation and fiscal related subjects from the University of E.A.D.E in Malaga, Spain.

He was previously the sole shareholder and director of a private accountancy firm, Adesso Res Asesores in Spain, which he operated for eight years between 1999 and 2006.

Prior to setting up his own accountancy company, Enzo worked for a firm of chartered accountants based in Marbella, Malaga whilst completing his BBA degree. He is fluent in English, Spanish and Italian

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements:

       None.

(b)  Exhibits:

Heads of Agreement dated March 21, 2007 By and Between Maximum Awards Inc. and Winterman Group Limited and Max Thomas and Mike Sullivan


                                  Signatures
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MAXIMUM AWARDS
                                         --------------

Date:  March 23, 2007                     By: /s/Max Thomas
     ------------------                      ------------------------
                                             Max Thomas
                                             Chief Executive Officer